Exhibit 10.31

This Separation Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between NFE Management LLC (together with its affiliates, “NFE” or the “Company”) and Michael J. Utsler (hereinafter referred to as “you” or “your”) regarding your separation of employment with the Company.

1.            (a)          Your employment with the Company terminated on November 12, 2019 (the “Termination Date”).  You will be paid your base salary through the Termination Date.

(b)          Your health care benefits will terminate on November 30, 2019. Thereafter and subject to Section 2(b), you will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Specific information on COBRA, including its rate structure, will be forwarded to you separately.  Your coverage and cost levels are subject to adjustment in accordance with the terms of the documents governing the program.

(c)          Except as otherwise specifically set forth in this Agreement, after the Termination Date you shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to you during your employment at the Company including but not limited to any bonus payment.

(d)         You represent that, to the best of your knowledge, you have (i) fully complied with all Company policies and procedures (and all prior versions of such in effect during your employment) (the “Policies”) and (ii) not breached, or caused the Company to breach, any applicable law, rule, regulation, covenant or agreement in connection with Company business in any jurisdiction during the course of your employment.  You further represent that you are not aware of any breach of any Policies, or any laws, rules, regulations, covenants or agreements applicable to the Company by any Company employee or entity and that you have previously reported any known or suspected breaches, in writing, to the Company’s General Counsel.

2.          Following the Effective Date (as defined in Section 19 below), and contingent upon your (i) complying with this Agreement; and (ii) executing and not revoking this Agreement pursuant to Section 19 below, the Company agrees to the following:

(a)          As consideration for entering into this Agreement, the Company agrees to provide you with two special payments totaling $600,000 as follows:  (i) a special payment in the amount of $300,000, less applicable deductions and withholdings, to be paid within thirty (30) days following the Effective Date of this Agreement, and (ii) a special payment in the amount of $300,000, less applicable deductions and withholdings,  to be paid on or before May 12, 2020. You acknowledge and agree that you have no contractual entitlement to such payment, other than pursuant to this Agreement.

(b)          In the event you timely elect to continue the group health plan coverage that you had in effect on the day prior to the Termination Date pursuant to COBRA, the Company will pay for a portion of your COBRA costs so that your cost is the same as other Company employees with the same coverage until the earlier of (i) February 29, 2020 and (ii) the date you become eligible for coverage under another employer’s group health plan.  Thereafter, and for the balance of the applicable COBRA coverage period, you may continue COBRA at your sole expense.  You will be responsible for paying your share of COBRA directly to the Company’s COBRA administrator. Specific information on COBRA, including its rate structure, will be forwarded to you separately. You acknowledge and agree that: (i) you will not be eligible to receive the benefits described in this Section 2(b) unless you execute without revoking, this Agreement; and (ii) this is a benefit to which you are not entitled absent this Agreement.

(c)          The Company hereby acknowledges that following the Termination Date, you will not be bound by the non-competition and non-solicitation provisions of the Protective Covenants section of your offer letter with NFE Management LLC dated August 30, 2018 (the “Offer Letter”), relating to obligations following the Termination Date. You acknowledge and agree that you remain bound by all other restrictions set forth in the Offer Letter including those in the Protective Covenants section thereof and your Confidentiality and Proprietary Rights Agreement dated September 25, 2018 (the “Confidentiality Agreement”).

3.           (a)          As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities of whatsoever kind or nature, in law, equity or otherwise.

(b)          For and in consideration of the payments and other benefits described in Section 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, do fully and forever release, remise and discharge (“release”) the Company, its direct and indirect parents, subsidiaries and affiliates, together with its and their respective officers, directors, partners, shareholders, attorneys, employees and agents (collectively, the “Group”), from any and all claims which you had, may have had, or now have against the Company and the Group through the Effective Date of this Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, retaliation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, religion, disability,  sexual preference or any other characteristic protected by applicable law. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New York Human Rights Law, the New York Labor Code, the New York Worker Adjustment and Retraining Notification Act, the New York City Administrative Code, the New York Labor Law, the Florida Civil Rights Act (Fla. Stat. §760.01, et seq.), the Florida and Federal Constitutions, the Florida AIDS Act (Fla. Stat. §760.50, et seq.), the Florida Whistleblower Act (Fla. Stat. §448.01, et seq.), Florida Worker’s Compensation Retaliation Statute (Fla. Stat. §440.205), the Florida Minimum Wage Act (Fla. Stat. § 448.110); Florida’s wage payment and wage discrimination laws (including, without limitation, Fla. Stat. §§ 448.07, 448.08, 448.110; the Florida Equal Pay Law, Fla. Stat. §725.07), and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  Notwithstanding the foregoing, the release in this Agreement does not extend to those rights that cannot be waived as a matter of law.

(c)          You specifically release all claims under the Age Discrimination in Employment Act (the “ADEA”) relating to your employment and its termination.

(d)          You represent that you have not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against any member of the Group, individually or collectively,  and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement or to seek a determination of the validity of the waiver of your rights under the ADEA.  Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency.  Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.  Except as otherwise provided in this paragraph, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group. You further agree that you will not encourage or voluntarily cooperate with current or former employees of the Group or any other potential plaintiff, to commence any legal action or make any claim against any of the Group in respect of such person’s employment or termination of employment with or by the Group or otherwise.

4.          You are specifically agreeing to the terms of this Agreement, including, without limitation, the release and related matters set forth in Section 3 because the Company has agreed to pay you money and provide other benefits to which you were not otherwise entitled under the Company’s policies and has provided such other good and valuable consideration as specified herein.  The Company has agreed to provide this money and other benefits because of your agreement to accept it in full settlement of all possible claims you might have or ever had and because of your execution of this Agreement.

5.           Upon termination of your employment, you agree to immediately return to the Company all Company property (including without limitation any physical or personal property belonging to the Company that you received, prepared, used, helped prepare, or otherwise had access to in connection with your employment with the Company).

6.          You agree that in the course of your employment with the Company you have had access to and acquired Confidential Information.  The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including, without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of products, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies, or the Group.  You understand and agree that such Confidential Information has been disclosed to you in confidence and for use only on behalf of the Company.  You understand and agree that (i) you will not make use of Confidential Information on your own behalf, or on behalf of any third party and (ii) you will keep such Confidential Information confidential at all times after your employment with the Company, unless disclosure is required under compulsion of law.  In the event you are required by compulsion of law to disclose Confidential Information, you shall promptly notify the General Counsel of the Company, following receipt of any order or other legal process requiring you to divulge Confidential Information, of such receipt and of the content of any testimony or information to be provided, and you shall (x) permit the Company a reasonable period of time to seek an appropriate protective order; (y) cooperate with the Company if it seeks a protective order or similar treatment; and (z) if applicable, not disclose any more information than is otherwise required.  In addition, you remain bound by any confidentiality agreements between you and the Company or any of its affiliates, including, for the avoidance of doubt, the Confidentiality and Proprietary Rights Agreement you signed with the Company.

7.           Nothing in this Agreement shall be construed to (i) prohibit you from lawfully making reports to, communicating with, or filing a charge or complaint with any government agency or law enforcement entity regarding possible violations of federal law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express whistleblower protection provisions of state or federal law or regulation; (ii) require notification or prior approval by the Company of any reporting, communicating, or filing described in clause (i) hereof; or (iii) limit your right to receive an award for any reporting, providing any information, or filing described in clause (i) hereof.  Furthermore, nothing in this Agreement prohibits you from disclosing a trade secret or other Confidential Information, provided that such disclosure is: (x) (1) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.  Additionally, nothing in this Agreement prohibits you from disclosing a trade secret or other Confidential Information to your attorney in connection with the filing of a retaliation lawsuit for reporting a suspected violation of law, or from using a trade secret or other Confidential Information in such a lawsuit provided that you (A) file any document containing the trade secret or other Confidential Information under seal; and (B) do not disclose the trade secret or other Confidential Information, except pursuant to court order.

8.           You shall cooperate fully with the Company and shall make yourself reasonably available to the Company to respond to requests by the Company concerning matters including, but not limited to, business items with which you had direct involvement in or knowledge of and any litigation, arbitration, regulatory proceeding or other similar process involving facts or events relating to the Company that may be within your knowledge.

9.           You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance.

10.         You agree to maintain the confidentiality of this Agreement, and to refrain from disclosing or making reference to its terms, except (i) as required by law; or (ii) with your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice; or (iii) with your immediate family members (the parties in clauses (ii) and (iii), “Permissible Parties”); provided that the Permissible Parties agree to keep the terms and existence of this Agreement confidential.  You acknowledge and agree that any disclosure of any information by you or the Permissible Parties contrary to the provisions of this Agreement shall be a breach of this Agreement.

11.          You agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group.  Notwithstanding the foregoing, nothing in this Agreement shall prevent you from disclosing truthful information to the extent requested or required by a court of competent jurisdiction or government agency or as required under applicable laws or regulations.

12.         As a further condition of this Agreement, you acknowledge that you have no legal entitlement to reemployment with the Company and its affiliates, and you waive and release any right to be considered for employment or reemployment with the Company and its affiliates, and/or the Company and its affiliates from any liability for any failure or refusal to hire you or engage you to perform services.

13.          The Company shall be entitled to have the provisions of this Agreement specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, you understand and agree that if you breach any provisions of this Agreement, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to not make any payments to you under Section 2,  and recover any payments made to you or on your behalf under Section 2 and you shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach.  The remedies set forth in this Section 13 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA.  In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA.  Any such action permitted to the Company by the foregoing, however, shall not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in Section 3 hereof.

14.         In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby; provided, however, that if any court or arbitrator finds that the release of claims set forth herein is unlawful or unenforceable, or was not entered into knowingly and voluntarily, you agree at the Company’s option, either to return the consideration provided for herein or to execute a release in a form satisfactory to the Company that is lawful and enforceable. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

15.          Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

16.          This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax and PDF copies of such executed counterparts may be used in lieu of the originals for any purpose.

17.         (a)          The parties agree that, subject to Section 17(b) below and to the fullest extent permitted by law, any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement shall be submitted to arbitration before a single arbitrator in Miami, Florida in accordance with the Employment Arbitration Rules & Procedures of Judicial Arbitration and Mediation Services, Inc. (JAMS).  The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and you, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The arbitrator shall apply New York law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein.  You understand that by signing this Agreement, you agree to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, or breach thereof, or your employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of your right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship to the fullest extent permitted by law, including but not limited to the following:

(i)          Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)          Any and all claims for violation of any federal, state or municipal statute, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Fair Labor Standards Act; and

(iii)         Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination, including but not limited to, any claim challenging the validity of the waiver of claims contained herein.

(b)          This Agreement does not constitute an agreement to arbitrate claims on a collective or class basis.  It is expressly agreed that, to the fullest extent permitted by law, no arbitrator shall have the authority to consider class or collective claims in connection with any claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.  You waive any right to assert any claim on a class or collective basis in any forum. Any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement, and any issue concerning the validity or enforceability of the collective and class action waiver contained in this Agreement shall be decided by a court of a competent jurisdiction, and no arbitrator shall have any authority to consider or decide any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement, concerning the validity or enforceability of the collective and class action waiver.

(c)          Notwithstanding the foregoing, nothing herein shall preclude either party from seeking temporary or preliminary injunctive relief.  The parties agree to submit to the exclusive jurisdiction of the United States District Court of the Southern District of New York, or if that court lacks jurisdiction, in a state court located within the geographical boundaries thereof.

18.          The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York, without regard to principles of conflicts of law.

19.         You understand that you have been given twenty-one (21) days from the original date of presentment of this Agreement (set forth below) to consider whether or not to execute this Agreement, although you may elect to sign it sooner. You agree that any modification to this Agreement, material or otherwise, does not restart, extend or affect in any way the original twenty-one (21) day consideration period. You shall have a period of seven (7) days after the day on which you sign this Agreement to revoke your consent thereto, which revocation must be in writing delivered to the Company, to the attention of Mark Wiley in the Company’s Human Resources department, and this Agreement shall not become effective until the eighth day following your execution of it (the “Effective Date”).  You understand that if you revoke your consent within such seven (7) day period, all of the Company’s obligations to you under this Agreement will immediately cease, and the Company will not be required to make the payments or provide the benefits to you set forth herein pursuant to the terms hereof.  You are advised to have this Agreement reviewed by legal counsel of your choice.

20.          The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements or provisions in agreements concerning confidentiality, trade secrets, restrictive covenants, or any nonsolicitation or nonservicing agreements, all of which agreements shall remain in full force and effect except as explicitly stated in Section 2(c) of this Agreement, and are hereby confirmed and ratified.  In further consideration of this Agreement and notwithstanding anything herein to the contrary, except to the extent otherwise explicitly specified in Section 2(c) of this Agreement, you agree to abide by and hereby reaffirm any confidentiality or restrictive covenant obligations contained in any agreements you may have entered into or otherwise are bound by with the Company, the terms of which are hereby incorporated by reference.  You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

21.          The language used in this Agreement will be deemed to be language chosen by the parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsmen will be applied against any party.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party irrespective of which party did cause such provisions to be drafted.

22.         The Company shall be entitled to withhold from any amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or amounts, which it is from time to time required to withhold, and any lawful deductions authorized by you.  The Company shall have no liability whatsoever for your personal tax consequences arising out of this Agreement or any payments or arrangements contemplated hereunder.

Dated November 25, 2019

NFE MANAGEMENT LLC

/s/ Cameron MacDougall
By:	Cameron MacDougall

Date:	November 25, 2019

AGREED TO AND ACCEPTED BY:

/s/ Michael J. Utlser
Michael J. Utsler

Date:	November 25, 2019